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                                                         EXHIBIT 4.05

                 FIRST AMENDMENT, dated as of December 31, 1993 (this "Amendment"), to the Credit Agreement, dated as of March 27, 1992 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among NASHUA CORPORATION, a Delaware corporation (the "Company"), the several banks party to the Agreement (collectively, the "Banks"; individually, a "Bank") and CHEMICAL BANK (as successor by merger to Manufacturers Hanover Trust Company), a New York banking corporation, as agent for the Banks (in such capacity, the "Agent").

                             W I T N E S S E T H :

                 WHEREAS, the Company has requested that the Agent and the Banks enter into this First Amendment as set forth herein;

                 NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

                 1. Defined Terms. Unless otherwise defined herein, all capitalized terms defined in the Credit Agreement and used herein are so used as so defined.

                 2. Amendment to Preamble. The preamble to the Credit Agreement is hereby amended by deleting therefrom the reference to "$35,000,000" and substituting "$27,000,000" therefor.

                 3. Amendment of Subsection 1.1. Subsection 1.1 of the Credit Agreement is hereby amended by (a) deleting the definition of "Consolidated Quick Assets", the definition of "Consolidated Interest Coverage Ratio", and the definition of "Asset Disposition" and (b) adding thereto, in proper alphabetical order, the following defined terms:

         Consolidated Current Assets: at any date, all amounts which would, in conformity with GAAP, be included under current assets on a consolidated balance sheet of the Company and its Subsidiaries at such date.

         Consolidated Interest Coverage Ratio:  for any period, the ratio of
         (a) the sum of (i) Consolidated Pre-tax Income plus (ii) interest expense to (b) interest expense.

         Consolidated Pre-tax Income: with respect to any Person, for any period which such amount is being determined, the earnings from operations before taxes based on income for such period as determined on a consolidated basis for such person and its consolidated Subsidiaries in accordance with GAAP.

         Asset Disposition: any transaction consisting of the sale, lease, transfer or other disposition of assets (other than (i) transactions between Subsidiaries or between the
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         Company and a Subsidiary, (ii) the sale of inventory in the ordinary course of business, (iii) repurchases by the Company of its own common stock and (iv) the sale or other disposition of assets constituting the Company's Computer Products Group (as identified in the Information About Operations section of the Company's 1992 annual report); provided that the Company shall have used its best efforts to give the Agent at least five Business Days' prior written notice of such sale or other disposition, and that the Agent shall have made reasonable efforts to inform the Banks of such notice received) having a book value at the time of such transaction equal to or greater than $1,000,000. Any group of related sales, leases, transfers or other dispositions shall be treated as one transaction for purposes of determining whether the same is an Asset Disposition.

                 4. Amendment of Subsection 6.1. Subsection 6.1 of the Credit Agreement is hereby amended by deleting such subsection in its entirety and substituting the following therefor:

         "6.1    Financial Condition Covenants.

                 (a) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio to be less than 3.0 to 1 on the last day of any period of four consecutive fiscal quarters of the Company ending on or after December 31, 1993; provided that solely for purposes of this subsection 6.1(a), up to $43,000,000 of restructuring and other unusual charges incurred in the Company's 1993 fiscal year shall each be excluded from Consolidated Pre-tax Income in determining the Consolidated Interest Coverage Ratio.

                 (b) Current Ratio. Permit the ratio of Consolidated Current Assets to Consolidated Current Liabilities to be less than (i)
         1.1 to 1 at any time prior to the end of the Company's third quarter in its 1994 fiscal year and (ii) 1.2 to 1 at any time thereafter.

                 (c) Consolidated Tangible Net Worth. Permit Consolidated Tangible Net Worth at any time to be less than the sum of $89,000,000 plus the sum of (i) 50% of Consolidated Net Income arising after December 31, 1993 and computed on a cumulative basis (without any deduction, however, for any fiscal quarter for which Consolidated Net Income is negative) through the end of the fiscal quarter immediately preceding the date of determination plus (ii) the net proceeds paid to the Company of any offering of any shares of capital stock of the Company (other than, in the case of any preferred stock requiring mandatory redemption or sinking fund payments prior to May 31, 1995, those shares which are subject to such requirement) since the Closing Date and through the end of the fiscal quarter immediately preceding the date of determination (including any such proceeds derived from the issuance of shares of capital stock of the Company (other than, in the case of any preferred stock requiring mandatory redemption or sinking fund payments prior to May 31, 1995, those shares of which that are subject to such requirement) as a result of the exercise of stock options of the Company or from the conversion of debt securities of the Company).

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                 (d)      Consolidated Total Liabilities to Consolidated
         Tangible Net Worth.  Permit Consolidated Total Liabilities to exceed
         (i) 160% of Consolidated Tangible Net Worth at any time during the period from and including January 1, 1994 to but excluding the last day of the Company's third quarter in its 1994 fiscal year and (ii) 150% of Consolidated Tangible Net Worth at all times prior to and after the period specified in clause (d)(i) above.

                 5. Amendment Fee. The Company hereby agrees to pay to the Agent, for the ratable benefit of the Banks, an amendment fee of $33,750, payable upon execution of this First Amendment by the Company.

                 6. Representations and Warranties. The Company hereby represents and warrants as of the date hereof that (a) after giving effect to this First Amendment, each of the representations and warranties made by the Company in or pursuant to Section 3 of the Credit Agreement are true and correct on and as of such date as if made on and as of such date.

                 7. Limited Amendment. Except as expressly amended hereby, all the provisions of the Credit Agreement are hereby affirmed and shall continue to be in full force and effect in accordance with their terms, and any amendments contained herein shall be limited precisely as drafted and shall not constitute an amendment of any other terms of provisions of the Credit Agreement.

                 8. Expenses. The Company agrees to pay or reimburse the Agent on demand for all its out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of this First Amendment and any other documents prepared or reviewed in connection herewith, including, without limitation, the fees and disbursements of counsel to the Agent.

                 9. GOVERNING LAW. THIS FIRST AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

                 10. Counterparts. This First Amendment may be executed by one or more of the parties to this First Amendment on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

                 11. Effectiveness. This First Amendment shall become effective as of the date hereof upon receipt by the Agent of counterparts hereof duly executed by the Company and the Required Banks.
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                 IN WITNESS WHEREOF, the parties hereto have caused this First
Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.


                                               NASHUA CORPORATION



                                               By:  Daniel M. Junius
                                                   ----------------------------
                                                   Name:  Daniel M. Junius
                                                   Title:  Treasurer


                                               CHEMICAL BANK


                                               By:  John J. Huber
                                                   ----------------------------
                                                   Name:  John J. Huber
                                                   Title:  Managing Director


                                               BANK OF MONTREAL


                                               By:  John M. Denson
                                                   ----------------------------
                                                   Name:  John M. Denson
                                                   Title:  Managing Director


                                               STATE STREET BANK AND TRUST
                                               COMPANY


                                               By:  L. A. Moulton
                                                   ----------------------------
                                                   Name:  L. A. Moulton
                                                   Title:  Vice President





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